Exhibit 99.1

For Immediate Release	News Announcement

CINEMARK CLOSES $240M ACQUISITION OF RAVE THEATRES

PLANO, Texas, May 29, 2013 – Cinemark Holdings, Inc. (NYSE: CNK), one of the largest motion picture exhibitors in the world, announced today that it has completed the acquisition of Rave Cinemas.

Cinemark acquired assets from Rave, primarily consisting of 32 theatres representing 483 screens located in 12 states for approximately $240 million in cash and the assumption of certain liabilities. Based on the Department of Justice final judgment, Cinemark is required to divest of three theatres. With the addition of the Rave theatres, Cinemark’s diversified domestic footprint expands into 40 states with an additional 7 DMAs, including the New England market.

“The Rave theatres are well positioned in their markets and include multiple patron amenities, including expanded food service offerings and premium large format screens. With this addition, we will extend our presence into new markets and increase our industry leading XD premium large format brand to 129 screens worldwide,” stated Tim Warner, Cinemark’s Chief Executive Officer. “We are happy to welcome the Rave theatre team to our Cinemark family.”

About Cinemark Holdings, Inc.:

Cinemark is a leading domestic and international motion picture exhibitor, operating 467 theatres with 5,259 screens in 39 U.S. states, Brazil, Mexico, Argentina, and 10 other Latin American countries as of March 31, 2013. For more information, go to investors.cinemark.com.

Investor Contact:	Media Contact:
Chanda Brashears	James Meredith
Investor Relations Manager	VP Marketing
(972) 665-1500	(972) 665-1680
investors@cinemark.com	communications@cinemark.com

Forward-looking Statements

Certain matters within this press release include “forward–looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements. For a description of these factors, please review the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed February 28, 2013 and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such risk factors.